CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 20, 2010, relating to the financial statements and financial highlights which appear in the August 31, 2010 Annual Report to Shareholders of Invesco High Yield Securities Fund, Invesco Van Kampen Core Plus Fixed Income Fund, Invesco Van Kampen Corporate Bond Fund and Invesco Van Kampen High Yield Fund, four of the funds constituting AIM Investment Securities Funds (Invesco Investment Securities Funds), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Other Service Providers” in such Registration Statement.
PricewaterhouseCoopers LLP
Houston, Texas
December 16, 2010